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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
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Media Contacts:             Sally Benjamin Young, 847-948-2304
                            Lisa Scheff, 847-948-4107
                            Debbie Spak, 847-948-2349

Investor Contacts:          Neville Jeharajah, 847-948-2875
                            Mary Kay Ladone, 847-948-3371



           BAXTER ANNOUNCES AGREEMENT WITH FAMILIES AFFECTED BY RECENT
           -----------------------------------------------------------
                          HEMODIALYSIS DEATHS IN SPAIN
                          ----------------------------

MADRID and VALENCIA, SPAIN, November 28, 2001 - A Baxter International Inc. subsidiary announced today that it has reached an agreement in Spain offering compensation to the families of ten patients who recently died following hemodialysis treatment. The announcement comes three weeks after the company said it had identified the probable link between its Althane dialyzers and certain patient deaths.

"Our goal is to do the right thing. While nothing we do will replace the loss these families have experienced, we understand their need to bring closure to this tragedy. Our hope is that this settlement helps to minimize the distress to the families involved," said Harry M. Jansen Kraemer, Jr., Baxter's chairman and chief executive officer.

Earlier this month, after extensive investigations by Baxter and health authorities in several countries into the cause of unexplained deaths among patients on hemodialysis, Baxter determined that a processing fluid used as a manufacturing aid appeared to play a role. This settlement follows Baxter's decision to permanently cease production of its Althane series dialyzers. Baxter had previously withdrawn these products following the deaths and continued its own investigations when independent studies failed to find a causal link.

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Referencing the agreement reached with Baxter, attorney Manuel Mata, who represents nine of the families in Spain, stated, "We feel that the settlement each family reached with Baxter is fair and reasonable. Baxter has treated the families with great respect during this unusually difficult time. The families are comforted in knowing that Baxter continues looking into the science surrounding these tragic events to ensure it will never happen again."

Baxter International Inc. is a global medical products and services company that, through its subsidiaries, provides critical therapies for people with life-threatening conditions. Baxter's products and services in the areas of bioscience (including biopharmaceuticals, vaccines, biosurgery products and transfusion therapies), medication delivery and renal therapy are used by health-care providers and their patients in more than 100 countries.

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